                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
             Securities Exchange Act of 1934 (Amendment No. __________)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant

Check the appropriate box:

     Preliminary Proxy Statement        Confidential, For Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

     Definitive Additional Materials

     Soliciting Material Under Rule 14a-12

                                  ADTRAN, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [LOGO APPEARS HERE]


                            NOTICE OF ANNUAL MEETING

                                       AND

                                 PROXY STATEMENT

[LOGO APPEARS HERE][Letter Head of Adtran]


                                  March 11, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of ADTRAN, Inc. to be held at the Company's headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on Tuesday, April 16, 2002, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on the operations of the Company during the past year and our plans for the future. Directors and officers of the Company, as well as representatives from the Company's independent accountants, PricewaterhouseCoopers LLP, will be present to respond to appropriate questions from stockholders.

     Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

                                     Sincerely,

                                     /s/ MARK C. SMITH

                                     MARK C. SMITH
                                     Chairman of the Board
                                     and Chief Executive Officer

                                  ADTRAN, Inc.
                             901 Explorer Boulevard
                            Huntsville, Alabama 35806

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 16, 2002

     NOTICE HEREBY IS GIVEN that the 2002 Annual Meeting of Stockholders of ADTRAN, Inc. (the "Company") will be held at the Company's headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Tuesday, April 16, 2002, at 10:30 a.m., local time, for the purposes of considering and voting upon:

     1. A proposal to elect eight directors to serve until the 2003 Annual Meeting of Stockholders;

     2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002; and

     3. Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

     Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 1, 2002 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                     By Order of the Board of Directors.

                                     /s/ MARK C. SMITH

                                     MARK C. SMITH
                                     Chairman of the Board
                                     and Chief Executive Officer

Huntsville, Alabama
March 11, 2002

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY CARD AND VOTE IN PERSON IF YOU SO DESIRE.

                                  ADTRAN, Inc.
                             901 Explorer Boulevard
                            Huntsville, Alabama 35806

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 16, 2002

     This Proxy Statement is furnished to the stockholders of ADTRAN, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2002 Annual Meeting of Stockholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at the headquarters of the Company, 901 Explorer Boulevard, Huntsville, Alabama, on Tuesday, April 16, 2002, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor.

     The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is March 11, 2002.

                                     VOTING

General

     The securities that can be voted at the Annual Meeting consist of common stock of the Company, $.01 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is March 1, 2002. On the record date, 39,197,322 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes "for" or "against" and abstentions (including instructions to withhold authority to vote) will be used.

     In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

     In voting with regard to the proposal to ratify the directors' appointment of independent accountants (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore, will have the same legal effect as voting against the proposal.

     Under the rules of the New York and American Stock Exchanges (the "Exchanges") that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Although "broker non-votes" will be considered in determining whether a quorum exists at the Annual Meeting, "broker non-votes" will not be considered as votes cast in determining the outcome of any proposal. The Company believes that Proposal 1 and Proposal 2 are discretionary.

     As of March 1, 2002 (the record date for the Annual Meeting), the directors and executive officers of the Company beneficially owned or controlled approximately 18,510,281 shares of Common Stock of the Company, constituting approximately 47.2% of the outstanding Common Stock. The Company believes that these holders will vote all of their shares of Common Stock in favor of each of the proposals and, therefore, that the presence of a quorum and the approval of the proposals is reasonably assured.

Proxies

     Stockholders should specify their choices with regard to each of the proposals on the enclosed proxy card. All properly executed proxy cards delivered by stockholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted "FOR" the election of all director nominees and "FOR" the ratification of the appointment of independent accountants. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

     Any stockholder delivering a proxy has the power to revoke it at any time before it is voted (i) by giving written notice to Charlene Little, Assistant Secretary of the Company, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery), (ii) by executing and delivering to Ms. Little a proxy card bearing a later date or (iii) by voting in person at the Annual Meeting; provided, however, that under the rules of the Exchanges and the Nasdaq National Market, any beneficial owner of the Company's Common Stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges or the Nasdaq National Market, as employed by the beneficial owner's brokerage firm.

     In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

Share Ownership of Principal Stockholders and Management

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of February 15, 2002, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table herein and (iv) all directors and executive officers of the Company as a group, based in each case on information furnished to the Company by such persons.
The Company believes that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

                                                               Common Stock
                                                             Beneficially Owned (1)
                                                     -----------------------------------
                         Name and                           Number            Percent
                  Relationship to Company                 of Shares           of Class
                  -----------------------                 ---------           --------

     Mark C. Smith (2)
       Chairman of the Board, Chief Executive
       Officer..........................................  12,498,800 (3)      31.9%
     Lonnie S. McMillian (2)
       Secretary and Director...........................   5,306,472 (3)      13.5%
     Howard A. Thrailkill
       President, Chief Operating Officer
       and Director.....................................     173,750 (1)      *
     James L. North
       Director.........................................     148,000 (1)      *
     Thomas R. Stanton
       Senior Vice President and General
       Manager, Carrier Networks........................      86,072 (1)      *
     Steven L. Harvey
       Vice President - Competitive Service
       Provider and Enterprise Networks Sales...........      77,500 (1)      *
     Robert A. Fredrickson
       Vice President - Carrier Networks Sales..........      74,274 (1)(3)   *
     Roy J. Nichols
       Director.........................................      49,000 (1)(3)   *
     William L. Marks
       Director.........................................      24,364 (1)      *
     W. Frank Blount
       Director.........................................      20,000 (1)      *
     Richard A. Anderson
       Director.........................................          -  (4)      *
     All directors and executive officers as a group
       (17 persons).....................................  18,627,531 (1)(3)   47.5%

-------------------
* Represents less than one percent of the outstanding shares of Common Stock of the Company.

(1) Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission ("SEC") regulations and includes shares of Common Stock of the Company that may be issued upon the exercise of stock options that are exercisable within 60 days of December 31, 2001 as follows: Mr. Thrailkill - 153,750 shares; Mr. North
     - 21,000 shares; Mr. Stanton - 83,172 shares; Mr. Harvey - 77,500 shares; Mr. Fredrickson - 63,374 shares; Mr. Nichols - 21,000 shares;
     Mr. Marks - 21,000 shares; Mr. Blount - 20,000 shares; and all directors and executive officers as a group - 601,996 shares. Pursuant to SEC regulations, all shares not currently outstanding which are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing "Percent of Class" held by the holder thereof but are not deemed to be outstanding for the purpose of computing the "Percent of Class" held by any other stockholder of the Company.

(2) The address of Messrs. Smith and McMillian is 901 Explorer Boulevard, Huntsville, Alabama 35806.

(3) The shares shown include: as to Mr. Smith, 12,498,800 shares held jointly with his wife; as to Mr. McMillian, 1,604,638 shares held by trusts for which Mr. McMillian is the trustee, 2,398,600 shares held jointly with his wife, 189,285 shares owned by his wife and 962,500 shares owned by a private foundation (as to which beneficial ownership is disclaimed); as to Mr. Nichols, 28,000 shares held in two trusts; as to Mr. Fredrickson, 6,000 shares owned by his daughters; and as to all directors and executive officers as a group, 14,911,799 shares held jointly with spouses, 195,295 shares owned by spouses and other immediate family members and 1,632,638 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

(4) Mr. Anderson was elected as a director by the Board of Directors on February 14, 2002.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

     In February 2002, the Board of Directors increased the authorized number of directors of the Company to nine and elected Richard A. Anderson as a director, in accordance with the bylaws of the Company. The Board has nominated Mark C. Smith, Lonnie S. McMillian, Howard A. Thrailkill, Richard A. Anderson,
W. Frank Blount, William L. Marks, Roy J. Nichols and James L. North for re-election as directors at the 2002 Annual Meeting. Each of the nominees is currently a director of the Company. If re-elected as a director at the Annual Meeting, each of the nominees would serve a one year term expiring at the 2003 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors or the executive officers.

     Each of the nominees has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

     Due to the increase in the number of directors, one vacancy on the Board will remain following the Annual Meeting while the Board seeks an appropriate candidate to fill the vacant seat. Stockholders may only vote their shares at the Annual Meeting to elect eight individuals as directors.

     The Board of Directors unanimously recommends that the stockholders vote "FOR" the proposal to re-elect Mark C. Smith, Lonnie S. McMillian, Howard A. Thrailkill, Richard A. Anderson, W. Frank Blount, William L. Marks, Roy J. Nichols and James L. North as directors for a one year term expiring at the 2003 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Information Regarding Nominees for Director

     Set forth below is certain information as of February 15, 2002, regarding the eight nominees for director, including their ages and principal occupations (which have continued for at least the past five years unless otherwise noted).

     MARK C. SMITH is one of the co-founders of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since it commenced operations in January 1986. He also served as President of the Company from 1986 until November 1995. Mr. Smith is 61.

     LONNIE S. MCMILLIAN is one of the co-founders of the Company and currently serves as director and Secretary of the Company. Mr. McMillian has served as Secretary and director of the Company since 1986. Mr. McMillian served as Senior Vice President of the Company from January 1996 until his retirement from ADTRAN in June 2001. Mr. McMillian served as Vice President - Engineering of the Company from January 1986 until August 1996 and as Treasurer of the Company from January 1986 to January 1997. Mr. McMillian is 73.

     HOWARD A. THRAILKILL joined the Company in 1992 as Executive Vice President and Chief Operating Officer. In November 1995, Mr. Thrailkill was elected President of the Company. Mr. Thrailkill has served as a director of the Company since October 1995. Mr. Thrailkill is 63.

     RICHARD A. ANDERSON has served as President-Customer Markets of BellSouth Corporation, with responsibility for all domestic local and long distance wireline retail operations, since 1999. From 1993 to 1999, Mr. Anderson held a number of positions with BellSouth, including President-Interconnection Services, President-BellSouth Business Systems, Vice President-Marketing, and Group President-BellSouth Business. In 1988, following BellSouth's acquisition of Universal Communication Systems, he was appointed Vice President-Product Management for Universal Communication Systems and then promoted to Executive Vice President and Chief Operating Officer in 1989, in which position he led the transition to an integrated equipment services entity for BellSouth. He originally joined South Central Bell in Nashville, Tennessee as an Account Executive in 1981, where he held sales management positions of increasing responsibility with BellSouth and AT&T in the cities of Memphis, Birmingham, Louisville and Nashville. Mr. Anderson serves on the boards of The Atlanta Ballet, SciTrek, Camp Twin Lakes, and the Dean's Advisory Council for Murray State University College of Business and Public Affairs. Mr. Anderson was elected to the Board of Directors of the Company in February 2002. Mr. Anderson is 43.

     W. FRANK BLOUNT has served as Chairman and Chief Executive Officer of JI Ventures, a high tech venture capital fund, since May 2000. He also served as Chairman and Chief Executive Officer of Cypress Communications, Inc., a leading building-centric communications provider, from June 2000 to February 2002. Mr. Blount served as Chief Executive Officer and as a director of Telstra Corporation, LTD, Australia's principal telecommunications company, from January 1992 until March 1999. Prior to joining Telstra, he served in various executive positions for AT&T Corp., including Group President from 1988 to 1991. He currently serves as a director of Caterpillar, Inc., Entergy Corporation, Hanson plc, Global Light Communications, Inc. and Alcatel, Inc. Mr. Blount has served as a director of the Company since April 1999. Mr. Blount is 63.

     WILLIAM L. MARKS has served as Chairman of the Board and Chief Executive Officer of Whitney Holding Corp., the holding company for Whitney National Bank of New Orleans, since 1990, and served in various executive and management capacities with AmSouth Bank, N.A. from 1984 to 1990. Mr. Marks currently serves as a director of CLECO Corp. and CLECO Power, LLC. Mr. Marks has served as a director of the Company since 1993. Mr. Marks is 58.

     ROY J. NICHOLS has served as Vice Chairman of the Board of Torch Concepts, Inc., formerly known as InnoVerity, Inc., since January 2000, and as its Chief Executive Officer since August 2000. He served as Vice Chairman of the Board, President, Chief Executive Officer and Chief Technical Officer of Nichols Research Corporation (a defense and information systems company), where he worked from 1976 until its merger with Computer Sciences Corporation in November 1999. Mr. Nichols also serves as a director of Sparta Corporation and Applied Genomics, Inc. Mr. Nichols has served as a director of the Company since 1994. Mr. Nichols is 63.

     JAMES L. NORTH is an attorney with James L. North & Associates in Birmingham, Alabama and has been counsel to the Company since the incorporation of the Company in November 1985. Mr.

North has been a practicing attorney since 1965. Mr. North has served as a director of the Company since 1993. Mr. North is 65.

Meetings and Committees of the Board of Directors

     The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Stock Option Plan Committee. During the fiscal year ended December 31, 2001, the Board of Directors held eight meetings and the Audit Committee held five meetings. The Stock Option Plan Committee took action at five of the meetings held by the Board of Directors, and the Compensation Committee took action at three Board meetings. No director attended less than 75% of the aggregate of meetings of the Board of Directors and meetings of the committees of which he is a member.

     The Audit Committee makes recommendations to the Board concerning the appointment of the Company's independent accountants; reviews with such accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the financial reports and other financial information provided by the Company to the public or any governmental body; consults with the independent accountants and the Company's management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent accountants; reviews the independence of the independent accountants; and reviews the range of the independent accountants' audit and non-audit fees. The Audit Committee is composed of W. Frank Blount, William L. Marks and Roy J. Nichols, each of whom is independent as defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

     The Compensation Committee is responsible for setting the compensation of the Chairman of the Board and Chief Executive Officer and reviewing his recommendations regarding the compensation of the Company's other executive officers. The Compensation Committee is composed of William L. Marks, Roy J. Nichols and James L. North.

     The Stock Option Plan Committee is responsible for administering the Company's 1996 Employees Incentive Stock Option Plan. The Stock Option Plan Committee is composed of William L. Marks and Roy J. Nichols.

     The Board of Directors as a whole functions as the nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider stockholders' nominees for election as directors at the Company's 2003 Annual Meeting of Stockholders if submitted to the Company on or before November 11, 2002. See "Stockholder Proposals for 2003 Annual Meeting" below.

Audit Committee Report

     The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company's financial reporting process. The Board of Directors of the Company adopted an Audit Committee Charter in July 2000, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter was filed with the Securities and Exchange Commission (the "SEC") as an appendix to the Company's proxy statement for its 2001 Annual Meeting of Stockholders.

     The Audit Committee held five meetings during the fiscal year ended December 31, 2001. Representatives of PricewaterhouseCoopers LLP, the Company's independent accountants, attended each meeting. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the Company's audited financial statements for the fiscal year ended December 31, 2001 and the

Company's unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2001. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU [double section] 380).

     The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 and recommended to the Board of Directors that PricewaterhouseCoopers LLP be engaged as the independent accountants of the Company for the fiscal year ending December 31, 2002.

     Based upon its review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                               Audit Committee:

                               W. Frank Blount
                               William L. Marks
                               Roy J. Nichols

Director Compensation

     Non-employee directors of the Company are paid an annual fee of $10,000, plus $1,000 for each Board meeting attended in person and $500 for attendance at each Board meeting conducted by telephone. Non-employee directors are also paid $500 for each committee meeting attended, whether in person or by telephone. Directors who are employees of the Company receive no directors' fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

     Directors of the Company who are not employees of the Company are entitled to participate in the Company's 1995 Directors Stock Option Plan (the "Directors Plan"). As of February 15, 2002, there were a total of 200,000 shares reserved for issuance under the Directors Plan, of which 93,000 shares were subject to outstanding options. The Directors Plan provides for the grant of nonqualified stock options to directors who are not otherwise employees of the Company. As of February 15, 2002, there were five directors eligible to participate in the Directors Plan. The Directors Plan is administered by the Board of Directors. Subject to the terms of the Directors Plan, the Board has the authority to determine the terms and provisions of the option agreements, to interpret the provisions of the Directors Plan, to prescribe, amend and rescind any rules and regulations relating to the Directors Plan, and to make all determinations necessary or advisable for the administration of the Directors Plan.

     Under the terms of the Directors Plan, an eligible director is granted a nonqualified stock option to purchase 10,000 shares of Common Stock upon such director's initial election to the Board, and receives an additional nonqualified stock option to purchase 5,000 shares of Common Stock as of December 31 of each subsequent calendar year in which the director is still serving as an eligible director. The options have a term of ten years, and the exercise price of the options is the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, shares of Common Stock, or both. The options generally vest as of the first anniversary of the grant date; however, all non-vested options previously granted to an eligible director immediately vest upon such director becoming "Disabled" (as defined in the Directors Plan), upon his death or upon a "Change in Control" of the Company (as defined in the Directors Plan). Generally, unexercised options terminate three months after an optionee ceases serving as a director. However, the post-service exercise period is extended to a year after termination due to "Disability," and unexercised options terminate immediately if the Director is terminated for "Cause" (as defined in the Directors Plan) prior to a "Change in Control." In addition, if a director dies during service, or during a period following termination of service when his options have not yet terminated as provided above, the director's beneficiary can exercise the options for up to one year after the date of the director's death. The options will not be exercisable past their expiration date, however, regardless of the reason for termination of the director's service. No options may be granted under the Directors Plan more than ten years after its date of adoption. The Directors Plan will terminate on the later of (a) the complete exercise or lapse of the last outstanding option granted under the Directors Plan or (b) the last date upon which options may be granted under the Directors Plan, subject to its earlier termination by the Board at any time.

     Effective December 20, 2001, the Board of Directors amended the Directors Plan to permit the non-employee directors to participate in a stock option exchange program effected by the Company. The stock option exchange program, which is described in more detail in a Tender Offer Statement on Schedule TO filed by the Company with the SEC on January 28, 2002, permitted option holders who held options granted before September 30, 2000 with an exercise price of at least $40.00 per share and who had not received options after July 23, 2001 to tender these options in exchange for new options (the "New Options") to be granted at least six months and two days after the cancellation of the tendered options. To receive the New Options, the option holder must remain an employee or director of the Company at the end of that six month and two day period. Each New Option will be exercisable for a number of shares of Common Stock equal to three shares for every four shares subject to the tendered option, plus the remaining shares, if any, to the extent the tendered option is not divisible by four. Pursuant to the amendment to the Directors Plan, the grant of stock options scheduled to occur on December 31, 2001 was eliminated. Each non-employee director as of December 31, 2001 participated in the stock option exchange program and, pursuant to the amendment to the Director Plan, will be granted an option exercisable for 5,000 shares of Common Stock following the six month and two day period after the cancellation of all tendered options. The Directors Plan was also amended to provide for the grant of New Options to the non-employee directors who participated in the stock option exchange program. Each New Option granted to a participating non-employee director will be fully vested upon grant and will expire on the expiration date of the option that was tendered in exchange for such New Option.

     As a result of the amendment to the Directors Plan, for the fiscal year ended December 31, 2001, no options were granted under the Directors Plan to Messrs. Blount, Marks, Nichols and North, the four directors eligible to participate in the plan at that date. Mr. Anderson, who was elected to the Board on February 14, 2002, was granted an option to purchase 10,000 shares of Common Stock under the Directors Plan.

                            EXECUTIVE COMPENSATION

Compensation Summary

     The following table sets forth, for the fiscal years ended December 31, 2001, 2000 and 1999, the total compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as executive officers as of December 31, 2001 (collectively referred to as the "named executive officers"). For information regarding the various factors considered by the Board of Directors in determining the compensation of the Chief Executive Officer and, generally, the other executive officers of the Company, see "Board of Directors' Report on Executive Compensation" below.

                                         Table 1: Summary Compensation Table
                                                                                          Long Term
                                                                                          ---------
                                                 Annual Compensation                    Compensation
                                      -----------------------------------------------  ---------------
                                                                      All Other       Securities Under-
Name and Principal Position        Year   Salary (1)   Bonus (2)   Compensation (3)   Lying Options (#)
---------------------------       ------  ----------   ---------   ----------------   -----------------
Mark C. Smith                      2001   $ 308,288    $  - 0 -        $ 5,100            - 0 -
  Chairman of the Board and        2000     300,000      97,500          4,000            - 0 -
  Chief Executive Officer          1999     278,252     287,819          4,000            - 0 -

Howard A. Thrailkill               2001     303,519       - 0 -          5,100            75,000
  President and Chief Operating    2000     295,000      95,875          4,000            75,000
  Officer                          1999     273,000     284,275          4,000            75,000

Robert A. Fredrickson              2001     180,683     140,339          5,100            40,000
  Vice President - Carrier         2000     175,000     284,620          4,000            40,000
  Networks Sales                   1999     159,588     279,015          4,000            45,000

Steven L. Harvey                   2001     180,272     309,224          5,100            40,000
  Vice President - Competitive     2000     175,000     316,172          4,000            40,000
  Service Provider and             1999     159,588     221,244          4,000            45,000
  Enterprise Networks Sales

Thomas R. Stanton                  2001     265,365      - 0 -           5,100            60,000
  Senior Vice President and        2000     250,000     125,000          4,000            60,000
  General Manager, Carrier         1999     210,002     126,000          4,000            50,000
  Networks

------------------------------

(1) Includes amounts deferred at the election of the executive officers pursuant to the Company's Section 401(k) retirement plan.
(2) Includes amounts paid pursuant to the officer bonus plan and earned as commissions on sales. No bonuses were awarded in fiscal 2001; consequently, amounts indicated for 2001 consist solely of commissions on sales.
(3) Consists of Company contributions to the executive officers' Section 401(k) retirement plan accounts.

Option Grants

     The following table sets forth information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended December 31, 2001. Included in such information, in accordance with the rules and regulations of the SEC, is the potential realizable value of each option granted, calculated using the 5% and 10% option pricing model.


                                   Table 2: Option Grants in Last
                                           Fiscal Year

                          Individual Grants                                              Potential Realization
--------------------------------------------------------------------------------------     Value at Assumed
                                                                                         Annual Rates of Stock
                               Number of      % of Total                                 Price Appreciation for
                              Securities        Options                                      Option Term (4)
                              Underlying       Granted to     Exercise or              --------------------------
                                Options       Employees in    Base Price  Expiration
Name                          Granted (#)      Fiscal Year    ($/Sh) (2)   Date (3)       5% ($)        10% ($)
----                          -----------     ------------    ----------   --------       ------        -------
Mark C. Smith                   - 0 -               -             -            -             -             -

Howard A. Thrailkill          75,000 (1)           5.2%        $ 25.50     07/23/2011   $1,202,761    $3,048,032

Robert A. Fredrickson         40,000 (1)           2.8           25.50     07/23/2011      641,473     1,625,617

Steven L. Harvey              40,000 (1)           2.8           25.50     07/23/2011      641,473     1,625,617

Thomas R. Stanton             60,000 (1)           4.2           25.50     07/23/2011      962,209     2,438,426

---------------------

(1) The indicated number of options were granted to the named executive officers on July 23, 2001 pursuant to the 1996 Employees Incentive Stock Option Plan. Options for 25% of the shares vest on each anniversary of the date of grant until fully vested.
(2) The exercise price of an option may be paid in cash, by delivery of already owned shares of Common Stock of the Company, by instructing the Company to retain shares of Common Stock upon exercise or by a combination of the above, subject to certain conditions.
(3) The options were granted for a term of 10 years, subject to earlier termination upon occurrence of certain events related to termination of employment or change of control of the Company.
(4) Amounts represent hypothetical gains assuming exercise at the end of the option term and assuming rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the Company's Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold. The closing price of the Company's Common Stock on March 1, 2002, the record date, was $25.40 per share.

Option Exercises

     The following table sets forth option exercises by the named executive officers during the fiscal year ended December 31, 2001, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of December 31, 2001 and (ii) the respective value for "in-the-money" options, which represents the positive spread between the exercise price of existing options and the fair market value of the Company's Common Stock at December 31, 2001.

                               Table 3: Aggregated Option Exercises in Last Fiscal Year
                                        and Fiscal Year-End Option Values




                                                          Number of Securities
                                                         Underlying Unexercised          Value of the Unexercised
                                                            Options at Fiscal             In-the-Money Options at
                          Shares                              Year-End (#)                  Fiscal Year-End ($)
                        Acquired on       Value       ----------------------------     -----------------------------
         Name          Exercise (#)   Realized ($)    Exercisable    Unexercisable     Exercisable     Unexercisable
         ----          ------------   ------------    -----------    -------------     -----------     -------------
Mark C. Smith              - 0 -     $    - 0 -          - 0 -           - 0 -        $   - 0 -         $   - 0 -

Howard A. Thrailkill      10,000         213,500        153,750         221,250          198,015           129,885

Robert A. Fredrickson      - 0 -          - 0 -          61,374         123,252           75,623            87,700

Steven L. Harvey           - 0 -          - 0 -          76,500         121,000           82,739            87,518

Thomas R. Stanton          - 0 -          - 0 -          83,172         162,828           87,500            86,475


Board of Directors' Report on Executive Compensation

     This Report on Executive Compensation of the Board of Directors of the Company discusses the methods that were used to establish executive compensation for the fiscal year ended December 31, 2001. The report specifically reviews the methods employed in setting the compensation of the Company's Chairman of the Board and Chief Executive Officer (the "Chief Executive Officer") and generally with respect to all executive officers.

     For 2001, the compensation of the Chief Executive Officer was established by the Board of Directors without any reference to quantitative measures of individual or Company performance but based instead solely on the Board's subjective evaluation of the performance of the Chief Executive Officer and the Company.

     The compensation paid to the Company's other executive officers for 2001 was established by the Chief Executive Officer in his discretion and was recommended by him to the Board of Directors for approval. Similar to the establishment of the Chief Executive Officer's compensation by the Board of Directors, the Chief Executive Officer based the compensation levels of the other executive officers not on any quantitative measures of individual or Company performance but upon his subjective evaluation of the performance of the individual executive officers and the Company. The Board of Directors approved the recommendations of the Chief Executive Officer with regard to the 2001 compensation of each of the other executive officers of the Company.

     In 1997, the Board of Directors established a bonus incentive compensation program (the "Bonus Program") for certain executive officers of the Company. Bonuses granted under the Bonus Program are determined by a formula based on
(i) targeted increases in per share after tax earnings of the Company from the end of a fiscal year to the end of the following fiscal year and
(ii) achievement of specified operational targets on a divisional level such as unit volume targets and revenue targets. In addition, from time to time, the Chief Executive Officer has granted additional bonuses to executive officers based upon his assessment of their individual performance. For fiscal 2001, the Company did not award any individual performance bonuses or any bonuses under the Bonus Program.

Limitations on the Deductibility of Executive Compensation

     Pursuant to the Omnibus Budget Reconciliation Act of 1993, certain non-performance-based compensation in excess of $1,000,000 to executives of public companies is no longer deductible to these companies. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 compensation threshold. In this regard, the Compensation Committee must determine whether any actions with respect to this new limit should be taken by the Company. The Company's executive compensation for 2001 did not exceed the legal limitations. The Compensation Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

                            Compensation Committee:

                            Williams L. Marks
                            Roy J. Nichols
                            James L. North

Compensation Committee Interlocks and Insider Participation

     James L. North, a partner in the law firm of James L. North & Associates, is a director of the Company and as of December 31, 2001, beneficially owned 148,000 shares of the Common Stock of the Company. The Company paid James L. North & Associates fees of $119,350 for legal services rendered to the Company during 2001. All bills for services rendered by James L. North & Associates are reviewed and approved by the Company's Chief Financial Officer. Management believes that the fees for such services are comparable to those charged by other firms for services rendered to the Company.

     None of the Company's executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's board of directors or compensation committee.

Certain Relationships and Related Transactions

     For fiscal 2001, the Company received payments, directly and indirectly, from BellSouth Corporation in the amount of approximately $26.4 million for products supplied to BellSouth. Richard A. Anderson, a director of the Company, is the President - Customer Markets of BellSouth.

                            STOCK PERFORMANCE GRAPH

     The Company's Common Stock began trading on the Nasdaq National Market on August 9, 1994. The price information reflected for the Company's Common Stock in the following performance graph and accompanying table represents the closing sales prices of the Common Stock for the period from December 31, 1996 through December 31, 2001 on an annual basis. The graph and the accompanying table compare the cumulative total stockholders' return on the Company's Common Stock with the Nasdaq Telecommunications Index and the Nasdaq US Index. The calculations in the following graph and table assume that $100 was invested on December 31, 1996 in each of the Company's Common Stock, the Nasdaq Telecommunications Index and the Nasdaq US Index and also assume dividend reinvestment. The closing sale price of the Common Stock on the Nasdaq National Market was $25.40 per share on March 1, 2002.


                       Comparison of Cumulative Total Return
         Among the Company, Nasdaq Telecommunications Index and Nasdaq US Index

[GRAPHIC APPEARS HERE]


                                        12/31/96        12/31/97        12/31/98        12/31/99        12/31/00        12/31/01
ADTRAN, Inc.                            $100.00         $ 66.27         $ 44.13         $123.95         $ 51.20         $ 61.49
NASDAQ Telecommunications Index         $100.00         $145.97         $241.58         $431.01         $183.57         $122.90
NASDAQ US Index                         $100.00         $122.48         $172.68         $320.89         $193.01         $153.15

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regulations of the SEC thereunder require the Company's directors, officers and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it, the Company believes that during the fiscal year ended December 31, 2001, its directors, officers and owners of more than 10% of its Common Stock complied with all applicable filing requirements.

 PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP to serve as independent accountants of the Company for the fiscal year ending December 31, 2002, and has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has served as independent accountants of the Company since 1986 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors will reconsider the appointment.

     Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

Fees Billed to the Company by PricewaterhouseCoopers LLP in 2001

     Audit Fees

     Audit fees for the fiscal year ended December 31, 2001 for the audit of the Company's annual financial statements and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q totaled $156,350, of which $86,100 had been billed to the Company by PricewaterhouseCoopers LLP as of December 31, 2001.

     Financial Information Systems Design and Implementation Fees

     The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

     All Other Fees

     Fees billed to the Company by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2001 for all other non-audit services rendered to the Company, including benefit plan audit services, tax return preparation and compliance services and executive compensation studies, totaled $430,334. The Audit Committee of the Board of Directors has determined that the provision of these services is compatible with the maintenance of the independence of PricewaterhouseCoopers LLP.

     The Board of Directors unanimously recommends that the stockholders vote "FOR" the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company.

               STOCKHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

     Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2003 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by the Company at its executive offices in Huntsville, Alabama, on or before November 11, 2002 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing and must comply with Rule 14a-8 under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder submitting the proposal, (iii) the class and number of shares that are beneficially owned by such stockholder, (iv) the dates on which the stockholder acquired the shares,
(v) documentary support for any claim of beneficial ownership as required by Rule 14a-8, (vi) any material interest of the stockholder in the proposal,
(vii) a statement in support of the proposal and (viii) any other information required by the rules and regulations of the SEC.

           OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

                                  By Order of the Board of Directors.

                                  /s/ Mark C. Smith

                                  Mark C. Smith
                                  Chairman of the Board and
                                  Chief Executive Officer

Huntsville, Alabama
March 11, 2002
                         ---------------------------------

     The Company's 2001 Annual Report, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

Revocable Proxy                    COMMON STOCK
                                   ADTRAN, Inc.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Howard A. Thrailkill and James E. Matthews, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of ADTRAN, Inc. (the "Company") which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders of the Company, to be held at the headquarters of the Company, 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Tuesday, April 16, 2002, at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE BELOW-LISTED
PROPOSALS

1) Elect as directors the eight nominees listed below to serve until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualified (except as marked to the contrary below):

      [ ] FOR ALL NOMINEES listed below         [ ] WITHHOLD AUTHORITY to vote
          (except as marked to the contrary         for all nominees listed
          below).                                   below.

      INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

      Mark C. Smith, Lonnie S. McMillian, Howard A. Thrailkill, Richard A. Anderson, W. Frank Blount, William L. Marks, Roy J. Nichols, and James
      L. North

2) Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

      [ ]    FOR              [ ]    AGAINST               [ ]    ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

      PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED
                           POSTAGE-PAID ENVELOPE

         (Continued, and to be signed and dated, on the reverse side)

                        (Continued from the other side)

PROXY - SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted "FOR" each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to Charlene Little, Assistant Secretary of the Company, by executing and delivering to Ms. Little a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

                                          ______________________________
                                          Signature


                                          ______________________________
                                          Signature, if shares held jointly


                                          Date:___________________, 2002

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

        Do you plan to attend the Annual Meeting?   [ ]  YES     [ ]  NO